Exhibit 21.1

SUBSIDIARIES OF THE COMPANY.

(as of December 31, 2022)

DXP Acquisition, Inc DBA Strategic Supply, Inc.(NV)

Pelican State Supply Company, Inc.(NV)

Drydon Equipment, Inc. (IL)

Cisco Air Systems, Inc. (CA)

Quadna De Mexico, SA DE CV (Mexico)

Pumping Solutions, Inc.(CA)

Pumping Solutions AZ, Inc.(AZ)

Maverick Pumps Inc.(AZ)

Pump PMI, LLC(DE)

PMI Investment, LLC (DE)

Total Equipment Company (PA)

APO Pumps & Compressors LLC (DE)

Process Machinery, Inc. (AL)

Premier Water, LLC (NC)

DXP Holdings, Inc. (TX)

Corporate Equipment Company, LLC (OH)

Carter & Verplanck, LLC (FL)

B27 Resources, Inc. (TX)

Best Holding, LLC (DE)

DXP Canada Enterprises Ltd. (Canada)

DXP Supply Chain Services Mexico (Mexico)